Exhibit 99.1

Applied Minerals Appoints Bradley Tirpak to Board of Directors

NEW YORK - April 1, 2015 -- Applied Minerals, Inc. (the “Company” or “Applied Minerals”) (OTCQB: AMNL), a leading global producer of halloysite clay and advanced natural iron oxides, has appointed Bradley Tirpak to its Board of Directors.  With the appointment of Mr. Tirpak the Board is now comprised of seven directors, five of whom are independent.

Mr. Tirpak is currently the managing member of various investment partnerships. He has been a portfolio manager at Credit Suisse First Boston, Caxton Associates and Sigma Capital Management. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc., an international telecommunications company that conducted business in Mexico. Mr. Tirpak has served as a director and Chairman of the Board of Directors of Full House Resorts, Inc. since 2014. He also served as a director of USA Technologies, Inc. from 2010 to 2012.

“We welcome Brad to the Board and look forward to leveraging his valuable skill set,” said John F. Levy, chairman of the board of Applied Minerals. “With over 20 years of experience investing in, managing and enhancing the value of numerous companies, we believe he will contribute significantly to our success.”

Mr. Tirpak earned his B.S.M.E. from Tufts University and his M.B.A. from Georgetown University.

About Applied Minerals, Inc.

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the Dragonite™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.amironoxides.com.

Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Greg Falesnik

MZ North America

Senior Vice President

1-949-385-6449

greg.falesnik@mzgroup.us